Results of Shareholder Meeting (Unaudited)
At the annual meeting of shareholders of MFS Total Return Series, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                          For            Withhold Authority
Jeffrey L. Shames              30,349,046.464    596,526.374
John W. Ballen                 30,344,047.457    601,525.381
Lawrence H. Cohn               30,352,232.958    593,339.880
J. David Gibbons               30,241,952.974    703,619.864
William R. Gutow               30,352,751.898    592,820.940
J. Atwood Ives                 30,339,590.883    605,981.955
Abby M. O'Neill                30,249,461.088    696,111.750
Lawrence T. Perera             30,337,739.351    607,833.487
William J. Poorvu              30,334,744.853    610,827.985
Arnold D. Scott                30,339,639.172    605,933.666
J. Dale Sherratt               30,352,968.808    592,604.030
Elaine R. Smith                30,359,494.387    586,078.451
Ward Smith                     30,270,304.700    675,268.138
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 28,887,518.716
Against 581,018.477
Abstain 1,477,035.645
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 28,875,139.195
Against 594,416.089
Abstain 1,476,017.554
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 29,079,762.250
Against 463,785.002
Abstain 1,402,025.586
Item 5. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2001.
Number of Shares
For 29,489,212.287
Against 254,558.902
Abstain 1,201,801.649